Exhibit 99.1

RLJ ENTERTAINMENT REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2013

SILVER SPRING, MD – March 19, 2014 – RLJ Entertainment Inc., (“RLJ Entertainment” or “the Company”) (NASDAQ: RLJE), today reported results for the fourth quarter and full year ended December 31, 2013. Full detail of the financial results as well as Management Discussion and Analysis, or MD&A, can be found in the Company’s Form 10-K to be filed with the SEC.

RLJ Entertainment is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms.  The Company leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

RLJ Entertainment is focused on driving growth through the development of interest-based entertainment services for targeted audiences in niche genres including British drama and mystery, urban, action/thriller, and fitness, by using new technologies to deliver that content to consumers.

Robert L. Johnson, Chairman of RLJ Entertainment stated, “I am pleased with the progress the RLJ Entertainment management team has made right sizing the business and allocating capital to growth areas.  As the appetite for unique and genre-specific content continues to grow both domestically and internationally and across multiple platforms, I am confident that RLJ Entertainment is well positioned to capitalize on this demand and drive cash flow generation, especially as it continues to develop new proprietary digital channels.”

Basis of Presentation

The financial results for the three and twelve months ended December 31, 2013 and for the period of October 3, 2012 through December 31, 2012, reflect the operating activities of RLJ Entertainment and its subsidiaries (referred to as the “Successor” period).  The results for the periods ended October 1, 2012 through October 2, 2012 and January 1, 2012 through October 2, 2012 reflect the operations of only the Acorn Media and its subsidiaries (referred to as the “Predecessor” period).  The comparative discussion below for these periods is based on Generally Accepted Accounting Principles in the United States (or U.S. GAAP) and the results for the 2012 Predecessor periods are not indicative of, or comparable to, results for the 2013 and 2012 Successor periods.

The Company has included in this release an extensive discussion and presentation of pro forma information in order to assist investors’ understanding of the Company’s ability to generate cash and grow and meet its financial commitments. This earnings release references non-GAAP measures including Adjusted EBITDA defined as earnings before income tax, depreciation, amortization, cash investment in content, interest expense, transaction and severance costs, warrants and stock-based compensation.  The Company will not necessarily present this same level of disclosure on an ongoing basis.

GAAP Financial Results

Based on the Company’s consolidated financial statements for the Successor periods three months ended December 31, 2013, compared to the period of October 3, 2012 through December 31, 2012, net revenue decreased $2.0 million to $57.5 million. Net revenue for the twelve months ended December 31, 2013 was $164.8 million compared to the Successor period of October 3, 2012 through December 31, 2012 of $59.5 million and the Predecessor period of January 1, 2012 through October 2, 2012 of $57.8 million.

Net loss for the three months ended December 31, 2013 totaled $2.1 million, compared to a net profit of $1.7 for the period of October 3, 2012 through December 31, 2012. This decline is mostly attributable to the increase in cost of sales of $3.9 million, which includes $1.6 million of non-cash impairment charges of content rights and inventories for the three months ended December 31, 2013 compared to $143,000 during the period of October 3, 2012 through December 31, 2012.

For the twelve months ended December 31, 2013 (Successor), net loss totaled $31.1 million, compared to net loss of $5.3 million for the period of January 1, 2013 through October 2, 2012 (Predecessor) and net income of $1.7 million (Successor) for the period of October 3, 2012 through December 31, 2012. This decline in earnings is mostly attributed higher cost of sales and increased selling, general and administrative expenses with the inclusion of Image business for the whole year of 2013 versus less than three months in 2012.  In addition, in 2013 there was higher interest expense due to the new credit facility put in place at the formation of the company in 2012.  Additionally amortization expense increased due to the purchase price allocation “step up” fair values applied during the accounting of the business combination among RLJ Entertainment, Image Entertainment and Acorn Media in the 4th quarter of 2012.

Miguel Penella, Chief Executive Officer of RLJ Entertainment, commented:

“The Company’s 2013 year was a period of significant transition for RLJ Entertainment, and I am pleased with the work that we have done to put in place initiatives that we believe will drive our business forward in 2014 and beyond.  During the year, we made critical key hires at the management level, completed the integration of Acorn and Image, strengthened our content investment through capital reallocation and advanced the development of new proprietary subscription video-on-demand (“SVOD”) digital channels, most notably through the expansion of programming on Acorn TV, the launch of our new Acacia TV channel and the development of our new urban network.”

“In 2014, our focus will be to re-deploy our content capital from deals terminated in 2013 into content acquisitions that will meet or exceed our high return on investment threshold.  As a result of this, as well as further progress on our digital distribution initiatives and continued benefit from the repositioning and streamlining of our business, we anticipate strengthened gross margins and improved Adjusted EBITDA in 2014.”

Pro Forma Financial Results

The Company is presenting financial information for the three and twelve month’s ended December 31, 2013, and pro forma financial information for three and twelve months ended December 31, 2012, due to the closing of the business combination among RLJ Entertainment, Image Entertainment and Acorn Media on October 3, 2012. Unaudited pro forma financial information reflects the 2012 operating results of RLJ Entertainment as if Image Entertainment and Acorn Media were acquired as of the beginning of 2012. These combined results are not necessarily indicative of the results that may have been achieved had the combined companies been combined as of such date or period, or of RLJ Entertainment’s future operating results.

For the three months ended December 31, 2013, RLJ Entertainment net revenue declined $2.4 million to $57.5 million compared to pro forma net revenue of $59.9 million for the three months ended December 31, 2012. The decline in 4th quarter revenue was driven by (i) a decrease in the Company’s Wholesale segment in the U.S. due to a significant reduction in sales return reserves in 2012 for feature films that did not repeat in the current year, and (ii) lower than expected license fees on a few film titles.  The decreased revenue in the quarter was partially offset by increases in our Acorn wholesale (10.7%), U.S. Direct to Consumer (2.8%) and U.K. Acorn wholesale (5.6%) lines of business.

For the twelve months ended December 31, 2013, RLJ Entertainment net revenue declined $16.2 million to $164.8 million compared to pro forma net revenue of $181.0 million for the twelve months ended December 31, 2012. The decline in revenue was driven by (i) a significant reduction in rebates and sales return reserves in 2012 in our Wholesale segment, that did not repeat in the current year, (ii) higher than expected sales returns from a terminated distributor, (iii) lower than expected license fees, and (iv) lower than expected customer sales at a key book retailer. These declines were partially offset by $8.0 million in revenue growth from the production and subsequent release of Foyle’s War Series 8, solid growth in the Company’s Direct-to-Consumer segment, which increased 4.9%, or $1.9 million, for 2013 versus the prior year, and growth in our U.K. wholesale distribution business, which grew 6.7% or $770,000 for 2013 versus  prior year.

Adjusted EBITDA in the 4th quarter 2013 increased by $9.8 million or 373.2% to $12.5 million for the three months ended December 31, 2013, compared to the same period in 2012.  The increase in Adjusted EBITDA for the three months ended December 31, 2013, is primarily attributable to improved invested content capital and lower cost of goods sold excluding fair value amortization and impairments.  Additionally, the Company reduced its SG&A cost by $5.9 million or 26.0% for 2013 compared to the three months ended December 31, 2012.

Adjusted EBITDA increased $4.5 million or 49.4% to $13.7 million for the twelve months ended December 31, 2013, as compared to the prior year period. The increase in Adjusted EBITDA for the twelve months ended December 31, 2013, primarily relates to (i) more effective investment of content during the year and (ii) SG&A cost reduction and post integration cost containment.  In 2012, the Company made significant expenditures related to its production of Foyle’s War 8, which was released in the first quarter of 2013.  The Company is now in preproduction for Foyle’s War 9.

Adjusted EBITDA is a non-GAAP financial measure.  See below for reconciliation to U.S. GAAP.

RLJ Entertainment, Inc. (NASDAQ: RLJE) is a premier independent owner, developer, licensee and distributor of entertainment content and programming in primarily North America, the United Kingdom and Australia with over 5,300 exclusive titles. RLJE is a leader in numerous genres via its owned and distributed brands such as Acorn (British TV), Image (feature films, stand-up comedy), One Village (urban), Acacia (fitness), Athena (documentaries) and Madacy (gift sets). These titles are distributed in multiple formats including broadcast television (including satellite and cable), theatrical and non-theatrical, DVD, Blu-Ray, digital download and digital streaming.

Via its relationship with Agatha Christie Limited, a company that RLJE owns 64% of, RLJE manages the intellectual property and publishing rights to some of the greatest works of mystery fiction, including stories of the iconic sleuths Miss Marple and Poirot. RLJE also owns all rights to the hit UK mystery series Foyle’s War.

RLJE leverages its management experience to acquire, distribute and monetize existing and original content for its many distribution channels, including its branded digital subscription channels, Acorn TV and Acacia TV, and engages distinct audiences with programming that appeals directly to their unique viewing interests. Through its proprietary e-commerce web sites and print catalogs for the Acorn and Acacia brands, RLJE has direct contacts and billing relationships with millions of consumers.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Other than statements of historical fact, all statements made in this press release are forward-looking, including, but not limited to, statements regarding industry prospects, future results of operations or financial position, and statements of our intent, belief and current expectations about our strategic direction, prospective and future results and condition.  In some cases, forward-looking statements may be identified by words such as “will,” “should,” “could,” “may,” “might,” “expect,” “plan,” “possible,” “potential,” “predict,” “anticipate,” “believe,” “estimate,” “continue,” “future,” “intend,” “project” or similar words.

Forward-looking statements involve risks and uncertainties that are inherently difficult to predict, which could cause actual outcomes and results to differ materially from our expectations, forecasts and assumptions.  Factors that might cause such differences include, but are not limited to:

▪	Our financial performance, including our ability to achieve revenue growth and Adjusted EBITDA or realize synergies;
▪	Our ability to make scheduled payments or to refinance our debt obligations;
▪	Our ability to satisfy financial ratios;
▪	Our ability to fund planned capital expenditures and development efforts;
▪	Our inability to gauge and predict the commercial success of our programming;
▪	The ability of our officers and directors to generate a number of potential investment opportunities;
▪	Our ability to maintain relationships with customers, employees, suppliers and lessors;
▪	Delays in the release of new titles or other content;
▪	The effects of disruptions in our supply chain;
▪	The loss of key personnel;
▪	Our public securities’ limited liquidity and trading; or
▪	Our ability to continue to meet the NASDAQ Capital Market continuing listing standards.

You should carefully consider and evaluate all of the information in this press release , including the risk factors listed above and in our Form 10-K filed with the Securities Exchange Commission (or SEC), including “Item 1A.  Risk Factors.”  If any of these risks occur, our business, results of operations, and financial condition could be harmed, the price of our common stock could decline and you may lose all or part of your investment, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this press release.  Unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any such forward-looking statements that may reflect events or circumstances occurring after the date of this Annual Report.

Readers are referred to the most recent reports filed with the SEC by RLJ Entertainment. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com

Traci Otey Blunt, 240-744-7858
The RLJ Companies
press@rljcompanies.com

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RLJ ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2013 and 2012

	Successor
(In thousands, except share data)	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$7,674	$4,739
Accounts receivable, net	20,324	24,611
Inventories, net	15,589	23,029
Investments in content, net	81,641	89,797
Prepaid expenses and other assets	2,527	1,938
Property, equipment and improvements, net	1,759	1,800
Equity investment in affiliates	25,233	25,449
Other intangible assets	19,651	23,883
Goodwill	47,066	47,382
Total assets	$221,464	$242,628
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$32,331	$30,590
Accrued royalties and distribution fees	43,309	32,658
Deferred revenue	4,402	4,339
Debt, less debt discount	77,558	82,323
Deferred tax liability	1,814	350
Stock warrant liability	4,123	4,324
Total liabilities	163,537	154,584
Equity:
Common stock, $0.001 par value, 250 million shares authorized,13,700,862 and 13,377,546 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively	13	13
Additional paid-in capital	86,938	86,133
Retained earnings (deficit)	(29,334)	1,743
Accumulated other comprehensive gain	310	155
Total equity	57,927	88,044
Total liabilities and equity	$221,464	$242,628

RLJ ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended and Year Ended December 31, 2013 and For the Periods Ended December 31, 2012 and October 2, 2012

	Successor			Predecessor
(In thousands, except per share data)
	Three Months Ended December 31,	Year Ended December 31,	The Period of October 3, to December 31,	The Period of October 1, to October 2,	The Period of January 1, to October 2,
	2013	2013	2012 (1)	2012	2012

Revenue	$57,497	$164,830	$59,529	$383	$57,830
Cost of sales	44,004	132,631	40,096	186	31,819
Gross profit	13,493	32,199	19,433	197	26,011

Selling expenses	8,784	26,830	9,096	86	11,149
General and administrative expenses	5,983	22,810	5,909	5,169	19,776
Depreciation and amortization	1,866	6,174	1,571	2	400
Total selling, general and administrative expenses	16,633	55,814	16,576	5,257	31,325
INCOME (LOSS) FROM OPERATIONS	(3,140)	(23,615)	2,857	(5,060)	(5,314)

Equity earnings of affiliates	372	3,296	695	—	983
Interest expense, net	(2,252)	(8,279)	(2,002)	(9)	(847)
Other income (expense)	3,473	(278)	852	—	118
Total other income (expense)	1,593	(5,261)	(455)	(9)	254
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(1,547)	(28,876)	2,402	(5,069)	(5,060)
Provision (benefit) for income taxes	520	2,201	659	—	203
NET INCOME (LOSS)	(2,067)	(31,077)	1,743	(5,069)	(5,263)
Less net income attributable to noncontrolling interests	—	—	—	—	(43)
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(2,067)	$(31,077)	$1,743	$(5,069)	$(5,306)

RLJ ENTERTAINMENT, INC.

Unaudited pro forma financial information reflects the operating results of RLJE as if Image and Acorn Media were acquired as of the periods indicated. These combined results are not necessarily indicative of the results that may have been achieved had the combined companies been combined as of such dates or periods, or of our future operating results.

Management believes Adjusted EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations because it removes material noncash items that allows investors to analyze the operating performance of the business using the same metric management uses.  The exclusion of noncash items better reflects our ability to make investments in the business and meet obligations.  Presentation of Adjusted EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. The Company uses this measure to assess operating results and performance of its business, perform analytical comparisons, identify strategies to improve performance and allocate resources to its business segments. While management considers Adjusted EBITDA to be important measures of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

The following unaudited pro forma financial information for the three and twelve months ended December 31, 2013 and 2012 reflects the operating results of RLJE as if Image and Acorn Media were acquired as of January 1, 2012.  The unaudited pro forma financial information does not include adjustments for Business Combination transaction costs and severance incurred and other one-time expenses, nor does it include adjustments for synergies.  These combined results are not necessarily indicative of the results that may have been achieved had the companies been combined as of such historical dates or periods, or of RLJE’s future operating results.

PROFORMA INCOME STATEMENT

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2013	2012	2013	2012
	Actual	Pro Forma (1), (2)	Actual	Pro Forma (1), (2)
Revenues	$57,497	$59,883	$164,830	$181,044
Costs of sales	44,004	41,832	132,631	127,038
Gross profit	13,493	18,051	32,199	54,006
Selling, general and administrative expenses	16,633	22,488	55,814	68,449
Loss from operations	(3,140)	(4,437)	(23,615)	(14,443)
Equity earnings of affiliates	372	695	3,296	2,013
Interest expense, net	(2,252)	(1,938)	(8,279)	(7,752)
Other income (expense)	3,473	(2,241)	(278)	208
Provision for income taxes	(520)	(659)	(2,201)	(705)
Net loss	$(2,067)	$(8,580)	$(31,077)	$(20,679)

Adjusted EBITDA (3)	$12,477	$2,637	$13,656	$9,140

Notes to the Pro Forma Income Statement Table:

(1)	An adjustment for interest expense has been made to the prior year ended December 31, 2012 as if the existing debt was in place throughout the period.

(2)	An adjustment has been made to the 2012 pro forma for amortization expense related to increases in the recorded amounts of other intangible assets and investments in content as if purchase accounting had been applied throughout the period.

(3)	The components and reconciliation of Adjusted EBITDA to our net loss is below.

The following table includes the reconciliation of our consolidated U.S. GAAP net loss to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2013	2012	2013	2012
	Actual	Pro Forma	Actual	Pro Forma

Net loss	$(2,067)	$(8,580)	$(31,077)	$(20,679)

Amortization of content	24,810	14,872	75,345	64,380
Cash investment in content	(11,963)	(13,021)	(50,239)	(63,184)
Depreciation and amortization	1,866	1,443	6,174	5,689
Interest expense	2,252	1,938	8,279	7,752
Provision for income tax	520	659	2,201	705
Transactions costs and severance	-	5,774	2,369	13,560
Warrant liability fair value adjustment	(3,283)	(622)	(201)	(622)
Stock-based compensation	342	175	805	1,539
Adjusted EBITDA	$12,477	$2,638	$13,656	$9,140